Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2024 Results

BOSS Money revenue increased 38% to $24.2 million

NRS’ recurring revenue* increased 25% to $22.4 million

net2phone subscription revenue* increased 19% to $18.5 million

NEWARK, NJ — December 4, 2023: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the first quarter of fiscal year 2024, the three months ended October 31, 2023.

HIGHLIGHTS

(Throughout this release, unless otherwise noted, results are for the first quarter of fiscal year 2024 (1Q24) and are compared to the first quarter of fiscal year 2023 (1Q23). All earnings per share (EPS) and other ‘per share’ results are per diluted share.)

●	BOSS Money, the principal business in our Fintech segment, increased remittance volume by 41% to 4.05 million transactions during 1Q24 while revenue increased 38% to $24.2 million;

●	National Retail Solutions (NRS) added approximately 1,500 net active point-of-sale (POS) terminals during 1Q24 to reach approximately 27,200 as of October 31st. NRS recurring revenue* increased 25% to $22.4 million;

●	net2phone added approximately 12,000 net seats served during 1Q24 to reach approximately 364,000 as of October 31st. Subscription revenue* increased 19% to $18.5 million;

●	Consolidated revenue decreased 6% to $301 million from $322 million;

●	Consolidated gross profit** increased 6% to a record high $94 million from $89 million, and the consolidated gross profit margin increased 370 basis points to 31.4% from 27.7%;

●	Consolidated income from operations decreased 15% to $17.2 million from $20.2 million;

●	Net income attributable to IDT decreased 30% to $7.7 million from $11.0 million;

●	Consolidated Adjusted EBITDA*** decreased 8% to $22.3 million from $24.3 million;

●	EPS decreased to $0.30 from $0.43 and Non-GAAP EPS*** decreased to $0.32 from $0.43;

●	During 1Q24, IDT repurchased 125,470 shares of its Class B common stock for $2.8 million.

(See ‘Notes’ later in this release for supplemental information on asterisked metrics).

1

REMARKS BY SHMUEL JONAS, CEO

“Our three primary high-growth, high-margin businesses delivered strong revenue growth in the first quarter, while the businesses in our Traditional Communications segment performed as expected.

In the first quarter, the ongoing growth of BOSS Money, NRS, and net2phone drove a 370 basis point year-over-year increase in gross profit margin and record gross profit. They are steadily becoming more significant contributors to our top and bottom lines, while the cash generation of our paid-minute businesses has been relatively resilient.

“BOSS Money continued to grow at a rapid clip, helped by the accelerating expansion of our retail money transfer channel. Retail money transfer channel revenue increased by 55% year-over-year, while digital channel revenue – for transactions initiated on the BOSS Money and BOSS Revolution Calling apps – increased 31% year-over-year. We continue to improve the user experience for both retailer agents and digital customers, and we see that investment paying off in BOSS Money’s robust topline growth. Much of the investment we’ve made in money transfer to date is in the expectation that we are only in the early innings of our money transfer growth. As we continue to expand, we expect to capture more of the benefit of our growth in our bottom line profitability.

“NRS continued to expand its network and upgrade existing accounts, helping to drive strong increases in Merchant Services and SaaS Fee revenues, while Advertising & Data revenue increased sequentially propelled by seasonal tailwinds and the gradual recovery of advertising demand in the digital out-of-home advertising space – a trend which has accelerated since the quarter close. NRS’ income from operations was a record $5.5 million in the first quarter. We’re now in the process of introducing some of the new POS formats that I’ve mentioned previously, and I’m excited about their potential to help us drive long-term expansion.

“net2phone delivered steady sequential customer base and topline growth, while its unit economics are strengthening as the business scales and our higher ARPU, higher margin, CCaaS offerings gradually become a more significant part of the business. net2phone generated positive Adjusted EBITDA of $1.4 million and was near cash-flow positive. Now in the second quarter, our Beta rollout of net2phone AI is underway, and it has been very well received by customers. We are very optimistic that net2phone AI and net2phone’s forthcoming premium plans will help to drive meaningful ARPU and margin expansion.

“We’re working very hard to innovate exciting new offerings, features and functionalities– and not just in our growth businesses. At BOSS Revolution Calling, we’ve redesigned the look and feel of our popular calling app and added a bunch of new products and features. We have also introduced advertising placements into the app, and we have already begun to generate some nice revenue from it as a result. We also continue to focus on streamlining overhead and wringing significant costs out of our operations -- especially in our Traditional Communications segment. This effort will help preserve the cash generation of our paid-minute businesses despite their continued, expected topline declines in the quarters ahead. It also will allow us to continue investing in innovative new products and promising initiatives in our existing growth businesses.

“We also returned value directly to our stockholders in the first quarter, repurchasing 125,470 shares of our Class B common stock for $2.8 million. Going forward, we will continue to purchase shares opportunistically.

“We are very well positioned as we head into the second quarter of our fiscal year 2024. To wrap up, I want to wish our employees, stockholders and their families a very joyous holiday season, and to thank each of you for everything you do for the IDT family.”

2

CONSOLIDATED RESULTS

IDT Consolidated Results ($ in millions, except gross profit margin and EPS)
	1Q24	4Q23	3Q23	2Q23	1Q23	1Q24-1Q23 Variance
Revenue	$301.2	$303.8	$299.3	$313.9	$321.8	(6.4)%
Gross Profit	$94.4	$91.1	$87.9	$90.4	$89.1	+5.9%
Gross Profit Margin	31.4%	30.0%	29.4%	28.8%	27.7%	+370 BP
SG&A	$77.2	$78.2	$72.6	$72.1	$69.6	+10.9%
Income from operations	$17.2	$12.0	$10.4	$18.2	$20.2	(15.1)%
Adjusted EBITDA	$22.3	$18.1	$20.5	$23.4	$24.3	(8.5)%
Net income attributable to IDT	$7.7	$8.0	$6.9	$14.6	$11.0	(30.4)%
EPS (diluted)	$0.30	$0.31	$0.27	$0.57	$0.43	$(0.13)
Non-GAAP EPS (diluted)	$0.32	$0.36	$0.46	$0.62	$0.43	$(0.11)

3

RESULTS BY SEGMENT

National Retail Solutions (NRS)

During 1Q24 and 1Q23, the NRS segment contributed 8.0% and 6.0% of IDT’s consolidated revenue, respectively.

National Retail Solutions (NRS) (Terminals and accounts at end of period. $ in millions, except for revenue per terminal)
	1Q24	4Q23	3Q23	2Q23	1Q23	1Q24-1Q23 Variance
Terminals and payment processing accounts
Active POS terminals	27,200	25,700	23,900	22,400	20,800	+31%
Payment processing accounts	17,100	15,800	14,100	12,500	11,300	+51%

Recurring revenue
Merchant Services and other	$11.4	$10.3	$8.7	$7.4	$6.4	+78%
Advertising and Data	$8.5	$6.2	$5.8	$9.0	$9.7	(13)%
SaaS Fees	$2.5	$2.3	$2.1	$1.9	$1.8	+42%
Total recurring revenue	$22.4	$18.8	$16.5	$18.3	$17.8	+25%
POS Terminal Sales	$1.6	$1.1	$1.6	$1.5	$1.5	+10%
Total revenue	$24.0	$19.9	$18.1	$19.8	$19.3	+24%

Monthly average recurring revenue per terminal*	$282	$253	$237	$283	$296	(5)%

Gross profit	$20.9	$17.4	$15.1	$17.2	$17.0	+23%
SG&A	$15.4	$15.6	$13.0	$11.9	$11.8	+31%
Income from operations	$5.5	$1.7	$2.1	$5.4	$5.2	+$0.3
Adjusted EBITDA	$6.2	$2.4	$2.7	$6.0	$5.7	+$0.5

Take-Aways:

●	During 1Q24, NRS added approximately 1,500 net active terminals to reach approximately 27,200 and added approximately 1,300 net payment processing accounts to reach approximately 17,100.

●	The strong sequential increase in monthly average recurring revenue per terminal was driven primarily by the sequential increase in Advertising and Data revenue, which benefitted from seasonal tailwinds and strengthening digital out-of-home advertising demand.

4

net2phone

During 1Q24 and 1Q23, the net2phone segment contributed 6.6% and 5.3% of IDT’s consolidated revenue, respectively.

net2phone (Seats in thousands at end of period. $ in millions)
	1Q24	4Q23	3Q23	2Q23	1Q23	1Q24-1Q23 Variance
Seats	364	352	340	327	309	+18%

Revenue
Subscription revenue	$18.5	$17.9	$17.1	$16.3	$15.5	+19%
Other revenue	$1.4	$1.4	$1.3	$1.5	$1.4	+2%
Total Revenue	$19.9	$19.3	$18.4	$17.8	$17.0	+18%

Gross profit	$16.1	$15.5	$14.8	$14.2	$13.6	+18%
SG&A	$16.1	$16.1	$15.2	$14.8	$14.7	+10%
Loss from operations	$-	$(0.7)	$(0.4)	$(0.6)	$(1.1)	+$1.0
Adjusted EBITDA	$1.4	$0.9	$1.0	$0.8	$0.3	+$1.1

Take-Aways:

●	net2phone’s year-over-year increase in seats served was powered by continued expansion in key markets led by the U.S., Brazil, and Mexico.

●	In 1Q24, subscription revenue increased 19% year-over-year driven by the 18% increase in seats served augmented by an increase in average revenue per seat served.

●	CCaaS seats served increased 31% year-over-year to approximately 10,000.

Fintech

During 1Q24 and 1Q23, the Fintech segment contributed 8.8% and 6.2% of IDT’s consolidated revenue, respectively.

Fintech (Transactions in thousands. $ in millions except for revenue per transaction)
	1Q24	4Q23	3Q23	2Q23	1Q23	1Q24-1Q23 Variance
BOSS Money Transactions	4,045	3,793	3,274	3,053	2,862	+41%

Fintech Revenue
BOSS Money	$24.2	$22.3	$19.4	$17.6	$17.6	+38%
Other	$2.3	$2.3	$2.3	$2.7	$2.3	-
Total Revenue	$26.6	$24.6	$21.8	$20.3	$19.9	+34%

Average revenue per transaction*	$5.99	$5.87	$5.94	$5.78	$6.13	$(0.14)

Gross profit	$14.8	$13.6	$12.6	$12.3	$11.6	+28%
SG&A	$16.2	$15.5	$13.9	$13.4	$11.7	+39%
(Loss) income from operations	$(1.4)	$(1.9)	$(1.3)	$(0.8)	$1.5	$(2.9)
Adjusted EBITDA	$(0.7)	$(1.2)	$(0.6)	$(0.5)	$0.5	$(1.2)

Take-Aways:

●	The 41% year-over-year increase in BOSS Money transactions included a 54% increase in retail transactions driven by expansion of the BOSS Money retail agent network and enhancements to the retailer portal. Digital transactions increased 38% compared to the year-ago quarter.

●	BOSS Money revenue increased 38% driven primarily by cross-marketing within the larger BOSS ecosystem and expansion of the retail agent network.

5

Traditional Communications

During 1Q24 and 1Q23, the Traditional Communications segment contributed 76.6% and 82.5% of IDT’s consolidated revenue, respectively.

Traditional Communications ($ in millions)
	1Q24	4Q23	3Q23	2Q23	1Q23	1Q24-1Q23 Variance
Revenue
IDT Digital Payments	$100.0	$100.8	$101.0	$106.1	$109.0	(8)%
BOSS Revolution Calling	$71.2	$75.4	$77.6	$82.8	$86.3	(17)%
IDT Global	$52.0	$55.6	$54.5	$58.6	$61.6	(16)%
Other	$7.5	$8.2	$7.9	$8.4	$8.8	(15)%
Total Revenue	$230.7	$240.0	$241.0	$256.0	$265.7	(13)%

Gross profit	$42.6	$44.7	$45.4	$46.7	$46.9	(9)%
SG&A	$26.6	$28.4	$28.2	$29.5	$29.6	(10)%
Income from operations	$15.4	$14.1	$12.9	$17.0	$17.3	(11)%
Adjusted EBITDA	$18.1	$18.6	$19.7	$19.6	$19.7	(8)%

Take-Aways:

●	As in recent prior quarters, the year-over-year decrease in IDT Digital Payments’ revenue was due to the deterioration of a key international mobile top-up corridor. By 1Q24, however, that corridor was no longer a significant factor, helping to stabilize revenue sequentially.

●	Income from operations increased sequentially for the second consecutive quarter, helped by strong contributions from BOSS Revolution Calling and IDT Global. Nevertheless, the industry-wide decline in the paid-minute calling markets will continue to impact revenues and cash flows for this segment in the coming quarters.

OTHER FINANCIAL STATEMENTS HIGHLIGHTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense increased to $2.8 million in 1Q24 from $1.9 million in 1Q23 reflecting an increase in audit and accounting fees and higher employee compensation expense.

As of October 31, 2023, IDT held $159.7 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $382.2 million and current liabilities totaled $275.9 million. IDT had no outstanding debt at the fiscal quarter’s end.

Net cash provided by operating activities during 1Q24 was $14.8 million – a decrease from $18.2 million during 1Q23. Exclusive of changes in customer deposit balances at IDT’s Gibraltar-based bank, net cash provided by operating activities increased to $17.1 million from $15.3 million during 1Q23. This increase was primarily due to the timing of operating cash receipts and payments.

Capital expenditures decreased to $4.3 million in 1Q24 from $5.2 million in 1Q23.

6

IDT EARNINGS ANNOUNCEMENT AND SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 637334).

A replay of the conference call will be available approximately three hours after the call concludes through December 18, 2023. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay passcode: 49441. The replay will also be accessible via streaming audio at the IDT investor relations website.

NOTES

*See ‘Explanation of Key Performance Metrics’ at the end of this release.

** Beginning in 1Q24, IDT is including depreciation and amortization expense in direct cost of revenues or SG&A expense, as appropriate, and reporting gross profit and gross margin in accordance with GAAP. Results for all prior periods presented have been reclassified to conform to the current period’s presentation.

***Adjusted EBITDA and Non-GAAP EPS are Non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures later in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measures.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) is a global provider of fintech and communications services through a portfolio of synergistic businesses: National Retail Solutions (NRS), through its point-of-sale (POS) platform, enables independent retailers to operate more effectively while providing advertisers and marketers with unprecedented reach into underserved consumer markets; net2phone provides enterprises and organizations with intelligently integrated cloud communications and contact center services across channels and devices; IDT’s fintech and neo-banking services include BOSS Money, a popular international remittance business, as well as other services that make saving, spending, and sharing money easy and secure; IDT Digital Payments and BOSS Revolution Calling make sharing prepaid products and services and speaking with friends and family around the world convenient and reliable; and, IDT Global and IDT Express enable communications services to provision and manage international voice and SMS messaging.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

7

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2023	July 31, 2023
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$121,668	$103,637
Restricted cash and cash equivalents	86,785	95,186
Debt securities	33,242	42,414
Equity investments	4,761	6,198
Trade accounts receivable, net of allowance for credit losses of $5,909 at October 31, 2023 and allowance for doubtful accounts of $5,642 at July 31, 2023	35,328	32,092
Settlement assets, net of reserve of $1,469 at October 31, 2023 and $1,143 at July 31, 2023	18,122	32,396
Disbursement prefunding	35,733	30,113
Prepaid expenses	19,502	16,638
Other current assets	27,034	28,394
Total current assets	382,175	387,068
Property, plant, and equipment, net	38,802	38,655
Goodwill	26,311	26,457
Other intangibles, net	7,215	8,196
Equity investments	8,150	9,874
Operating lease right-of-use assets	4,910	5,540
Deferred income tax assets, net	20,539	24,101
Other assets	10,944	10,919
Total assets	$499,046	$510,810
Liabilities, redeemable noncontrolling interest, and equity
Current liabilities:
Trade accounts payable	$24,469	$22,231
Accrued expenses	100,107	110,796
Deferred revenue	34,042	35,343
Customer deposits	79,541	86,481
Settlement liabilities	19,268	21,495
Other current liabilities	18,507	17,761
Total current liabilities	275,934	294,107
Operating lease liabilities	2,346	2,881
Other liabilities	3,220	3,354
Total liabilities	281,500	300,342
Commitments and contingencies
Redeemable noncontrolling interest	10,579	10,472
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2023 and July 31, 2023	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 27,865 and 27,851 shares issued and 23,586 and 23,699 shares outstanding at October 31, 2023 and July 31, 2023, respectively	279	279
Additional paid-in capital	302,351	301,408
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 4,279 and 4,152 shares of Class B common stock at October 31, 2023 and July 31, 2023, respectively	(118,312)	(115,461)
Accumulated other comprehensive loss	(16,627)	(17,192)
Retained earnings	32,321	24,662
Total IDT Corporation stockholders’ equity	200,045	193,729
Noncontrolling interests	6,922	6,267
Total equity	206,967	199,996
Total liabilities, redeemable noncontrolling interest, and equity	$499,046	$510,810

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,
	2023	2022
	(in thousands, except per share data)
Revenues	$301,205	$321,816
Direct cost of revenues	206,777	232,670
Gross profit	94,428	89,146
Operating expenses (gains):
Selling, general and administrative (i)	77,222	69,620
Severance	525	100
Other operating gain, net	(484)	(800)
Total operating expenses	77,263	68,920
Income from operations	17,165	20,226
Interest income, net	844	509
Other expense, net	(5,586)	(3,842)
Income before income taxes	12,423	16,893
Provision for income taxes	(3,947)	(4,338)
Net income	8,476	12,555
Net income attributable to noncontrolling interests	(817)	(1,553)
Net income attributable to IDT Corporation	$7,659	$11,002
Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.30	$0.43
Diluted	$0.30	$0.43
Weighted-average number of shares used in calculation of earnings per share:
Basic	25,178	25,603
Diluted	25,277	25,616

(i) Stock-based compensation included in selling, general and administrative expense	$771	$572

9

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2023	2022
	(in thousands)
Operating activities
Net income	$8,476	$12,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,047	4,790
Deferred income taxes	3,561	3,672
Provision for credit losses, doubtful accounts receivable, and reserve for settlement assets	759	430
Net unrealized loss from marketable securities	1,528	1,846
Stock-based compensation	771	572
Other	897	756
Changes in assets and liabilities:
Trade accounts receivable	(4,572)	2,442
Settlement assets, disbursement prefunding, prepaid expenses, other current assets, and other assets	8,250	(4,380)
Trade accounts payable, accrued expenses, settlement liabilities, other current liabilities, and other liabilities	(7,061)	(6,970)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(2,326)	2,865
Deferred revenue	(540)	(394)
Net cash provided by operating activities	14,790	18,184
Investing activities
Capital expenditures	(4,322)	(5,172)
Purchase of convertible preferred stock in equity method investment	(672)	—
Purchases of debt securities and equity investments	(7,750)	(2,058)
Proceeds from maturities and sales of debt securities and equity investments	17,067	11,472
Net cash provided by investing activities	4,323	4,242
Financing activities
Distributions to noncontrolling interests	(55)	(99)
Proceeds from other liabilities	100	300
Repayment of other liabilities	(15)	(1,916)
Proceeds from borrowings under revolving credit facility	30,315	—
Repayment of borrowings under revolving credit facility	(30,315)	—
Proceeds from exercise of stock options	172	—
Repurchases of Class B common stock	(2,851)	(5,341)
Net cash used in financing activities	(2,649)	(7,056)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(6,834)	(6,157)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	9,630	9,213
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	198,823	189,562
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$208,453	$198,775

Supplemental Schedule of Non-Cash Financing Activities
Stock issued to certain executive officers for bonus payments	$—	$615

10

***Reconciliation of Non-GAAP Financial Measures for the

First Quarter Fiscal 2024 and 2023

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for 1Q24, 4Q23, 3Q23, 2Q23, and 1Q23, Adjusted EBITDA and non-GAAP earnings per diluted share (EPS), both of which are non-GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2024 and fiscal 2023 periods.

Management believes that IDT’s Adjusted EBITDA and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Other operating gain (expense), net includes, among other items, gain from the write-off of contingent consideration liabilities, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action, gain from the sale of state income tax credits, and fixed asset write-offs. From time-to-time, IDT may have gains or incur costs related to non-routine legal, tax, and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, and (b) for non-GAAP EPS, diluted earnings per share.

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2023 (1Q24)
Net income attributable to IDT Corporation	$7.7
Adjustments:
Net income attributable to noncontrolling interests	0.8
Net income	8.5
Provision for income taxes	3.9
Income before income taxes	12.4
Interest income, net	(0.8)
Other expense, net	5.6
Income (loss) from operations	17.2	$15.4	$-	$5.5	$(1.4)	$(2.3)
Depreciation and amortization	5.0	2.1	1.4	0.7	0.7	-
Severance	0.5	0.5	-	-	-	-
Other operating gain, net	(0.5)	-	-	-	-	(0.5)
Adjusted EBITDA	$22.3	$18.1	$1.4	$6.2	$(0.7)	$(2.8)

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2023 (4Q23)
Net income attributable to IDT Corporation	$8.0
Adjustments:
Net income attributable to noncontrolling interests	0.8
Net income	8.8
Provision for income taxes	3.8
Income before income taxes	12.6
Interest income, net	(1.1)
Other expense, net	0.5
Income (loss) from operations	12.0	$14.1	$(0.7)	$1.7	$(1.9)	$(1.2)
Depreciation and amortization	5.1	2.3	1.5	0.7	0.7	-
Severance	0.5	0.4	0.1	-	-	-
Other operating expense (gain), net	0.5	1.8	0.1	-	-	(1.4)
Adjusted EBITDA	$18.1	$18.6	$0.9	$2.4	$(1.2)	$(2.6)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended April 30, 2023 (3Q23)
Net income attributable to IDT Corporation	$6.9
Adjustments:
Net income attributable to noncontrolling interests	0.9
Net income	7.7
Provision for income taxes	3.0
Income before income taxes	10.7
Interest income, net	(0.7)
Other expense, net	0.4
Income (loss) from operations	10.4	$12.9	$(0.4)	$2.1	$(1.3)	$(2.9)
Depreciation and amortization	5.2	2.5	1.4	0.6	0.7	-
Severance	0.1	0.1	-	-	-	-
Other operating expense, net	4.8	4.1	-	-	-	0.6
Adjusted EBITDA	$20.5	$19.7	$1.0	$2.7	$(0.6)	$(2.3)

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended January 31, 2023 (2Q23)
Net income attributable to IDT Corporation	$14.6
Adjustments:
Net income attributable to noncontrolling interests	0.7
Net income	15.3
Provision for income taxes	5.3
Income before income taxes	20.6
Interest income, net	(0.8)
Other income, net	(1.6)
Income (loss) from operations	18.2	$17.0	$(0.6)	$5.4	$(0.8)	$(2.8)
Depreciation and amortization	5.0	2.4	1.4	0.6	0.7	-
Severance	0.2	0.2	-	-	-	-
Other operating (gain) expense, net	-	-	-	-	(0.3)	0.3
Adjusted EBITDA	$23.4	$19.6	$0.8	$6.0	$(0.5)	$(2.5)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2022 (1Q23)
Net income attributable to IDT Corporation	$11.0
Adjustments:
Net income attributable to noncontrolling interests	1.6
Net income	12.6
Provision for income taxes	4.3
Income before income taxes	16.9
Interest income, net	(0.5)
Other expense, net	3.8
Income (loss) from operations	20.2	$17.3	$(1.1)	$5.2	$1.5	$(2.7)
Depreciation and amortization	4.8	2.3	1.4	0.5	0.6	-
Severance	0.1	0.1	-	-	-	-
Other operating (gain) expense, net	(0.8)	-	-	-	(1.6)	0.8
Adjusted EBITDA	$24.3	$19.7	$0.3	$5.7	$0.5	$(1.9)

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IDT Corporation

Reconciliation of Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	1Q24	4Q23	3Q23	2Q23	1Q23

Net income attributable to IDT Corporation	$7.7	$8.0	$6.9	$14.6	$11.0
Adjustments (add):
Stock-based compensation	(0.8)	(1.0)	(1.7)	(1.3)	(0.6)
Severance expense	(0.5)	(0.5)	(0.1)	(0.2)	(0.1)
Other operating gain (expense), net	0.5	(0.5)	(4.8)	-	0.8
Total adjustments	(0.8)	(2.0)	(6.6)	(1.5)	0.1
Income tax effect of total adjustments	(0.3)	(0.7)	(1.8)	(0.4)	-
	0.5	1.3	4.8	1.1	(0.1)
Non-GAAP net income	$8.2	$9.3	$11.7	$15.7	$10.9

Earnings per share:
Basic	$0.30	$0.31	$0.27	$0.57	$0.43
Total adjustments	0.03	0.06	0.19	0.05	-
Non-GAAP - basic	$0.33	$0.37	$0.46	$0.62	$0.43

Weighted-average number of shares used in calculation of basic earnings per share	25.2	25.4	25.5	25.5	25.6

Diluted	$0.30	$0.31	$0.27	$0.57	$0.43
Total adjustments	0.02	0.05	0.19	0.05	-
Non-GAAP - diluted	$0.32	$0.36	$0.46	$0.62	$0.43

Weighted-average number of shares used in calculation of diluted earnings per share	25.3	25.5	25.6	25.5	25.6

*Explanation of Key Performance Metrics

NRS’ recurring revenue is NRS’ revenue in accordance with GAAP excluding revenue from POS terminal sales. NRS’ Monthly Average Recurring Revenue per Terminal is a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Recurring revenue and Monthly Average Recurring Revenue per Terminal are useful for comparisons of NRS’ revenue and revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money’s Average Revenue per Transaction is also a financial metric. Average Revenue per Transaction is calculated by dividing BOSS Money’s revenue in accordance with GAAP by the number of transactions during the period. Average Revenue per Transaction is useful for comparisons of BOSS Money’s revenue per transaction to prior periods and to competitors and others in the market, as well as for forecasting future revenue based on transaction trends.

net2phone’s subscription revenue is its revenue in accordance with GAAP excluding its equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil. net2phone’s cloud communications and contact center offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues, and are strong indications of the top-line growth and performance of the business.

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